Exhibit 99.1

NEWS RELEASE

ARTHUR J. GALLAGHER & CO. TO WEBCAST INVESTOR

MEETING WITH MANAGEMENT

Itasca, IL, December 9, 2015 — Arthur J. Gallagher & Co. will be hosting an informal management meeting with the investment community on Wednesday, December 16, 2015 from 8:00 am ET until approximately 1:30 pm ET. During the meeting, the company’s operating and financial leaders will present background information and commentary on the company’s business operations and financial outlook and will also take questions from in-person attendees.

In conjunction with this meeting, the company will broadcast a live audio webcast which can be accessed, on a listen-only basis, on the company’s web site at www.ajg.com/irmeeting. A replay will be available at the same link through January 31, 2016.

Information distributed during this meeting will be available on December 16 at 7:45 am ET and will be posted at http://www.ajg.com/dec16materials. The agenda, and other historical information which may be referenced during this event, is available now at www.ajg.com/irmeeting.

Arthur J. Gallagher & Co., an international insurance brokerage and risk management services firm, is headquartered in Itasca, Illinois, has operations in 31 countries and offers client-service capabilities in more than 140 countries around the world through a network of correspondent brokers and consultants.

Contact: Marsha J. Akin

Director Investor Relations

(630) 285-3501/marsha_akin@ajg.com

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